FOR IMMEDIATE RELEASE
NOVEMBER 19, 2004
PHONE: 609-561-9000
IR: STEPHEN CLARK x4260 e-mail: sclark@sjindustries.com
PR: JOANNE BRIGANDI x4240 e-mail: jbrigandi@sjindustries.com


         SOUTH JERSEY INDUSTRIES RAISES DIVIDEND 4.9%

FOLSOM, NJ - South Jersey Industries (NYSE:SJI) announced today that its board of directors voted to increase the company's regular quarterly dividend from $0.405 to $0.425 per share. The increase equates to an annualized dividend of $1.70, an $.08 per share increase over the previous level. This marks the sixth year in a row that SJI, the parent company of South Jersey Gas, has increased its dividend.

"Record year-to-date performance at both our utility and non-utility businesses, coupled with our expectations for the future, clearly support today's increase," stated Ed Graham, SJI president and CEO. "SJI is committed to providing our shareholders with a significant, growing dividend," added Graham. Last November SJI's board established a dividend growth policy of 3% to 6% per year based upon the company's expectations of future earnings growth.

The dividend is payable December 30, 2004 to shareholders of record at the close of business December 10, 2004. SJI has paid dividends for 53 consecutive years.

South Jersey Industries (NYSE: SJI) is an energy services holding company for South Jersey Gas, South Jersey Energy, South Jersey Resources Group, South Jersey Energy Service Plus, and Marina Energy. Visit www.sjindustries.com to learn more about SJI and its subsidiaries.

This release contains forward-looking statements about SJI's financial performance. The statements are made in good faith and deemed reasonable at the date of this release. SJI assumes no responsibility to update this information. Actual results may vary and SJI encourages you to conduct your own research before making any investment decisions including a review of SJI's 2003 SEC Form 10 K and Annual Report, and subsequently filed SEC Forms 10 Q for a discussion of risks and/or uncertainties that may cause actual results to vary.